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                                                                  Exhibit 10.1.9


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 1, 1997 (the "Effective Date"), at Akron, Ohio, by and between TELXON CORPORATION ("Employer"), a Delaware corporation with offices at 3330 West Market Street, Akron, Ohio 44333- 3352, and FRANK E. BRICK ("Employee").

         All initially capitalized terms which are not defined where first used are defined in EXHIBIT A attached hereto and incorporated herein by this reference.

         In consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

         1. EMPLOYMENT PERIOD. Employer agrees to employ Employee and Employee agrees to serve Employer for the three (3) year period (the "Employment Period") beginning on the Effective Date and ending at 11:59 p.m., Akron, Ohio, local time, on March 31, 2000. This Agreement may be terminated earlier pursuant to
Section 4 hereof.

         2. NATURE OF DUTIES.

                  (a) Employee shall serve as Employer's President and Chief Executive Officer. As such, Employee shall act in conformity with the management policies, guidelines and directions issued by Employer's Board of Directors (the "Board"), and shall have general charge and supervision of those functions and such other responsibilities as the Board shall determine and assign as are typically performed by and the responsibility of a chief executive officer of a publicly-held corporation. Employee shall report to the Board.

                  (b) Employee shall work exclusively for Employer on a full-time basis in such capacity and shall carry on his employment at such location as shall be required by the Board, except for time spent traveling on business on behalf of Employer. During normal business hours, Employee shall devote all of his time and attention to Employer's business.

                  (c) Employee shall perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to cause the proper, efficient and successful operation of Employer's business.

         3. COMPENSATION AND BENEFITS.

                  (a) BASE SALARY AND EXPENSES.

                           (i) During the Employment Period, Employer shall pay
                  to Employee a salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000) per annum (the "Base Salary"). The Base Salary shall be earned and paid in arrears, in equal installments, every second Friday, or at such other interval as the Board shall direct.


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                           (ii) Employer shall reimburse Employee for all
                  reasonable out-of-pocket expenses incurred by Employee on Employer's behalf during the Employment Period, as approved by Employer's Chief Financial Officer, to be periodically reviewed by the Board.

                  (b) BONUS COMPENSATION.

                           (i) In addition to the Base Salary, in each year
                  during the Employment Period, Employer shall pay to Employee bonus compensation of up to Two Hundred Fifty Thousand Dollars ($250,000) (the "Bonus Compensation"). The Bonus Compensation shall be earned, if at all, if Employer meets or exceeds the Operating Earnings target provided for in the Budget.

                           (ii) The Bonus Compensation shall have no pro rata
                  components thereto, except that in any fiscal year that ninety percent (90%) or more, but less than one hundred percent (100%), of the Operating Earnings target is met, Employer shall pay to Employee One Hundred Twenty-Five Thousand Dollars ($125,000), or one-half of the potential Bonus Compensation, for that fiscal year.

                           (iii) Bonus Compensation shall be earned, if at all,
                  at such time as the relevant goal is met, but no later than the end of the fiscal year in question, and shall be paid within thirty (30) days after the end of the fiscal year in which it is earned.

                  (c) INCENTIVE COMPENSATION.

                           (i) In addition to the Base Salary and the Bonus
                  Compensation provided for in Sections 3(a) and 3(b), in each year during the Employment Period that Employer's Operating Earnings exceed the Operating Earnings target in the Budget, Employer shall pay to Employee incentive compensation in an amount equal to eight percent (8%) of such excess (the "Incentive Compensation").

                           (ii) Incentive Compensation shall be earned, if at
                  all, at such time as the relevant goal is met, but no later than the end of the fiscal year in question, and shall be paid within thirty (30) days after the end of the fiscal year in which it is earned.

                  (d) STOCK OPTIONS.

                           (i) On March 17, 1997, Employer granted Employee
                  options (the "Options") under Employer's then current employee stock option plan, to purchase three hundred thousand (300,000) shares of Employer's common stock ("Shares").

                           (ii) The Options vest as follows: on each of the
                  first three (3) anniversaries of the grant date of the Options, either (A) Options to purchase fifty thousand (50,000) Shares will vest for each Thirty Million Dollar ($30,000,000)

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                  incremental increase in Employer's market capitalization value
                  (determined in accordance with Section 3(d)(iii)) during that year (Employer's market value must then exceed Three Hundred Million Dollars ($300,000,000)), or (B) Options to purchase one hundred thousand (100,000) Shares will vest, whichever is greater.

                           (iii) Market capitalization value for purposes of
                  determining the vesting schedule of the Options shall be the price of one Share at the close of business on each of the annual measurement dates, multiplied by the total number of Shares issued and outstanding on each of those dates.

                           (iv) All of Employee's then outstanding un-vested
                  Employer stock options (including the Options) and restricted stock shall immediately vest and be exercisable for the remainder of their original term:

                                    (1) upon Employer's termination of Employee
                           other than for Cause pursuant to Sections 4(b) and
                           (c);

                                    (2) upon Employee's death prior to
                           termination or expiration of this Agreement;

                                    (3) after an Un-Approved Change in Control
                           (defined in Exhibit A) if Employee terminates his employment no more than thirty (30) days after such Un-Approved Change in Control; or

                                    (4) if this Agreement expires and is not
                           renewed by Employer.

                           (v) This Section 3(d) amends all prior agreements
                  between Employer and Employee relating to Employer stock options and restricted stock.

                  (e) MARKET APPRECIATION BONUS.

                           (i) So long as the average closing sale price of the
                  Shares on the Nasdaq Stock Market quotation system calculated over the twenty (20) consecutive trading days for which a sale price was reported immediately preceding, but not including, April 1, 2000 (the "Average Share Value"), is higher than Twenty Six Dollars ($26) per Share and this Agreement has not been terminated or expired, Employer shall pay to Employee (in Shares and/or cash, at the discretion of the Board), subject to Section 5, an amount calculated as follows (the "Market Appreciation Bonus"):

                                    (1) one and one-half percent (1-1/2%) of
                           that portion of Employer's market capitalization value in excess of Four Hundred Seventeen Million Dollars ($417,000,000) but equal to or less than Five Hundred Eighty-Five Million Dollars ($585,000,000); and


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                                    (2) two percent (2%) of that portion of
                           Employer's market capitalization value in excess of Five Hundred Eighty-Five Million Dollars ($585,000,000).

                           If any extraordinary events or transactions, such as
                  acquisitions by Employer in stock-for-stock mergers, or the issuance of additional capital stock or other securities, have contributed to the market capitalization values in Sections 3(e)(i)(1) and (2), the amounts to be paid to Employee as Market Appreciation Bonus shall be equitably adjusted as agreed upon and negotiated in good faith by the Board and Employee.

                           (ii) The date with reference to which the Average
                  Share Value is determined (but not the payment date) shall be accelerated in the following circumstances:

                                    (1) if prior to April 1, 2000, either
                           Employer terminates Employee other than for Cause pursuant to Section 4(b) or (c), or Employee has died prior to the expiration of this Agreement, or this Agreement expires and is not renewed by Employer, then the Average Share Value shall be determined based on the twenty (20) consecutive trading days immediately preceding the date of such termination, expiration or death, not April 1, 2000;

                                    (2) in further consideration for Employee's
                           covenant not to compete under Section 7(a), if prior to April 1, 2000, Employee resigns his employment following an Un-Approved Change in Control, or an Approved Change in Control, then the Average Share Value shall be determined based on the twenty (20) consecutive trading days immediately preceding the date of such resignation, not April 1, 2000; or

                                    (3) if Employer becomes privately held, then
                           the Average Share Value shall be determined based on the twenty (20) consecutive trading days immediately preceding the last day on which Employer's stock is publicly traded.

                           (iii) Market capitalization value shall be determined
                  by multiplying the relevant Average Share Value by the total number of Shares which are issued and outstanding at the time of measurement.

                           (iv) The Average Share Value used in this Section
                  3(e) shall be adjusted ratably up or down from time to time for all increases and decreases in the total number of Shares issued and outstanding as a result of stock dividends, stock-splits and reverse stock-splits which have been approved by the Board.


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                           (v) Market Cap Bonus shall be earned, if at all, at
                   the following dates:

                                    (1) April 1, 2000 if the Average Share Value
                           is determined under Section 3(e)(i);

                                    (2) the date of termination, expiration or
                           death, as the case may be, if the Average Share Value is determined under Section 3(e)(ii)(1); and

                                    (3) the date of resignation if the Average
                           Share Value is determined under Section 3(e)(ii)(2).

                           Market Cap Bonus shall be paid within thirty (30) days after the date of being earned.

                  (f) SEVERANCE. In addition to all other amounts due hereunder:

                           (i) other than after an Un-Approved Change in Control, if:

                                    (1) Employer terminates Employee other than
                           for Cause pursuant to Section 4(b) or (c); or

                                    (2) this Agreement expires and is not
                           renewed by Employer,

                  then Employer shall continue to pay to Employee as severance, his Base Salary during the twenty-four (24) month period following the date of such termination or expiration, or for the remaining term of this Agreement, whichever is longer; or

                           (ii) after an Un-Approved Change in Control, if:

                                    (1) Employee terminates his employment no
                           more than thirty (30) days after such Un-Approved Change in Control;

                                    (2) Employer terminates Employee other than
                           for Cause pursuant to Section 4(b) or (c); or

                                    (3) this Agreement expires and is not
                           renewed by Employer,

                           then Employer shall immediately upon such event pay to Employee a lump sum amount equal to two and ninety-nine one-hundredths (2.99) times his Base Salary.

                  (g) VACATION. During the Employment Period, Employee shall be entitled to take vacation time in accordance with Employer's policies. In the event that all or any part of said vacation is not taken for any reason during any such year, there will be no compensation

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         paid in lieu thereof, and accrued and unused vacation time shall not be carried over and added to the vacation time for the succeeding year in accordance with such policy, unless otherwise approved by the Board.

                  (h) HEALTH, DISABILITY, RETIREMENT, DEATH AND INSURANCE BENEFITS.

                           (i) Employer shall provide Employee with the same
                  health, disability, retirement and death and other fringe benefits as are generally provided to the executive employees of Employer in accordance with such terms, conditions and eligibility requirements as may from time to time be established or modified by Employer.

                           (ii) Employer shall obtain "split-dollar" universal
                  policies of life insurance with aggregate death benefits of at least Five Million Dollars ($5,000,000) on the life of Employee. Such policies shall provide that at the time of Employee's death, Employer is entitled to receive a return of any premium paid by it, and Employee's designated beneficiaries shall receive the balance of the policies' death benefit. If Employee remains employed by Employer until at least age sixty (60), Employer shall pay to Employee from, but only from, the cash value of the policies deferred salary continuation of $158,000 per year for 15 years, or such lesser amount as may then be payable to Employer from the cash value of the policies at the time of Employee's retirement. Employer is the owner of such policies of life insurance.

                           Employee shall have the right and option to purchase
                  such life insurance policies from Employer if Employee resigns, is terminated by Employer, or this Agreement expires and is not renewed by Employer, prior to Employee reaching age sixty (60). Employee must provide Employer with written notice of Employee's election to purchase the life insurance policies no more than ten (10) days after such triggering event. The purchase price shall be equal to the policy's cash surrender value (as determined by the insurance company) on the date Employer receives Employee's written notice (less any indebtedness against such policy), plus any unearned premium as of such date.

                           After any life insurance policy is transferred to
                  Employee, he shall be solely responsible for all premium payments and entitled to all proceeds from such policy. Any transfer of a life insurance policy is subject to the terms of the policy and the consent, if required, of the insurer.

                           (iii) Employer shall, to the extent allowable by law,
                  regulation, contract and policy, continue to pay Employee's basic medical insurance premiums for eighteen (18) months following a termination of Employee by Employer other than for Cause, or if this Agreement expires and is not renewed by Employer.


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         4. TERMINATION.

                  (a) This Agreement shall terminate automatically upon Employee's death.

                  (b) Employer may terminate Employee at any time upon not less than thirty (30) days prior written notice to Employee:

                           (i) other than for Cause; or

                           (ii) if at any time Employee is unable to perform the
                  essential functions of his job, even with reasonable accommodations, as a result of a disability or illness (determined in accordance with the same standards applicable to the employees of Employer generally under the disability benefits referred to in Section 3(h)(i)). If Employer terminates Employee for disability or illness reasons, such termination shall be deemed to be a termination by Employer other than for Cause.

                  (c) If at any time during the Employment Period Employer assigns Employee to serve in a capacity other than as Employer's President and Chief Executive Officer or assigns Employee to perform tasks inconsistent with such position ("Demotion"), then Employee may resign his employment within thirty (30) days of such event and such resignation shall be deemed to be a termination by Employer other than for Cause.

                  (d) Employer shall have the right to terminate Employee at any time, immediately, for Cause. "Cause" shall mean behavior of Employee which is adverse to Employer's interest, including, without limitation, Employee's dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, acts of bad faith, neglect of duty or material breach of this Agreement.

         5. EFFECTS OF TERMINATION.

                  (a) In the event of automatic termination of his employment pursuant to Section 4(a) by reason of Employee's death, all of Employer's obligations under this Agreement shall end except for Employer's obligations to pay Employee's Base Salary, Bonus Compensation, if any, Incentive Compensation, if any, and Market Cap Bonus, if any, in each case earned and accrued but unpaid to the date of death. In such event, Employee's designated beneficiaries (or his estate if there are no designated beneficiaries) shall have the right to receive the death benefits due under the life insurance policies provided to Employee pursuant to Sections 3(h)(i) and (ii), if any.

                  (b) In the event that Employer exercises its right of termination other than for Cause pursuant to Section 4(b) or 4(c), Employee resigns within thirty (30) days following an Un-Approved Change in Control or an Approved Change in Control, or if this Agreement expires and is not renewed or extended by Employer, all of Employer's obligations under this Agreement shall end except:

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                           (i) for Employer's obligations to pay Employee's Base
                  Salary, Bonus Compensation, if any, Incentive Compensation, if any, and Market Cap Bonus, if any, in each case earned and accrued but unpaid to the date of termination (which, for purposes of this Section 5(b), shall be thirty (30) days after the date on which notification is provided by Employer to Employee pursuant to Section 4(b) or at the expiration of this Agreement, whichever the case may be);

                           (ii) if such termination is for disability or
                  illness, Employee shall have the right to receive the benefits due under the disability insurance policies provided to Employee pursuant to Section 3(h)(i), if any; and

                           (iii) payment of health insurance premiums under
                  Section 3(h)(iii) and severance payments due under Section 3(f), if any.

                  (c) In the event that Employer exercises its right of termination pursuant to Section 4(d) for Cause, or Employee voluntarily leaves the employ of Employer prior to the expiration of this Agreement for any reason other than following a Demotion (as permitted in Section 4(c)) or within thirty (30) days after either an Un-Approved Change in Control or an Approved Change in Control (which event is governed by Section 5(b)), all of Employer's obligations under this Agreement shall end except for Employer's obligations to pay Employee's Base Salary, if any, earned and accrued but unpaid to the date of termination (which, for the purposes of this Section 5(c), shall be at the date of termination or at the date Employee otherwise leaves the employ of Employer).

                  (d) All payments to be made to Employee under this Agreement are subject to offset by Employer for any claims for damages, liabilities, expenses or other indebtedness which Employer may have against Employee.

                  (e) Any controversy or claim arising out of or relating to the benefits and entitlements of Employee following a Change of Control (as defined in Exhibit A as an "approved change of control" or an "unapproved change of control") under this Section 5, as well as those provided for in Sections 3 and 6, shall be settled by submitting the matter to binding arbitration in Cleveland, Ohio, by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Employer and Employee, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. Employer shall pay to Employee all legal fees and expenses incurred by Employee in disputing in good faith any issue arising hereunder related to such benefits or entitlements of Employee. Such payments shall be made within five (5) business days after delivery of Employee's written request for payment accompanied by such evidence of fees and expenses incurred as Employer reasonably may require.

         6. EXCESS PARACHUTE PAYMENTS. Anything in this Agreement to the contrary notwithstanding, in the event that any amounts payable to Employee hereunder, alone or together

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with other payments which Employee has a right to receive from Employer, would constitute an "excessive parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1954, as amended (the "Code")), then Employer shall pay the excise tax imposed by Section 4999 of the Code as well as any taxes that would be due from Employee as a result of Employer's payment of the excise tax and the payment of such taxes, until the payments due to employee are fully grossed-up.

         7. COVENANT NOT TO COMPETE.

                  (a) INDUCEMENT. This covenant between Employee and Employer is being executed and delivered by Employee in consideration of Employee's employment with employer and Employer's obligations hereunder (including, without limitation, the Base Salary, Bonus Compensation, Incentive Compensation, Market Cap Bonus, and other benefits and payments set forth herein). Employer and Employee agree that in further consideration for this covenant, the Average Share Value shall be determined as set forth in Section 3(e)(ii)(2) in the event that Employee resigns his employment following an Approved or Un-Approved Change in Control. Employee acknowledges that Employer's business and Employee's responsibilities are international in scope. Employee further acknowledges that the covenant not to compete with Employer contained in this Section 7 was and has been a condition of his employment since Employee was originally employed by Employer.

                  (b) RESTRICTED ACTIVITIES - DURATION. Except as otherwise consented to or approved by the Board in writing, Employee agrees that, in addition to being operative during the term of this Agreement, the provisions of Sections 7(b)(i) through (iii) hereof, inclusive, shall be operative for a period of twenty-four (24) months after Employee's termination of employment with Employer, regardless of the time, manner or reasons for termination, and regardless of whether terminated by Employee or Employer. During such period, Employee will not, directly or indirectly, acting alone or as a member of a partnership or as an owner, director, officer, employee, manager, representative or consultant of any corporation or other business entity:

                           (i) engage in any business in competition with or
                  adverse to the business that is conducted by Employer, or, without limiting the generality of the foregoing, engage in any business which manufactures, sells, distributes, services or supports products which are of the type manufactured, sold, marketed, serviced or supported by Employer, or which are in the process of development in which Employee has participated or has knowledge of, at the time of the termination of Employee's employment with Employer, in the United States, Canada or any European, Asian, Pacific or other foreign country in which Employer then or thereafter transacts business or is making a bona fide attempt to do so;

                           (ii) induce, request or attempt to influence any
                  customers or suppliers of Employer to curtail or cancel their business or prospective business with Employer or in any way interfere with Employer's business relationships; or

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                           (iii) induce, solicit, assist or facilitate the
                  inducement or solicitation by a third person of any employee, officer, agent or representative of Employer, to terminate their respective relationship with Employer or in any way interfere with Employer's employee, officer, agent or representative relationships.

                  (c) TOLLING; RELIEF OF OBLIGATIONS. In the event that Employee breaches any provision of this Section 7, such violation (i) shall toll the running of the twenty-four (24) month period set forth in Section 7(b) from the date of commencement of such violation until such violation ceases, and (ii) shall relieve Employer of any obligations to Employee under this Agreement.

                  (d) "BLUE PENCILING" OR MODIFICATION. If either the length of time, geographic area or scope of restricted business activity set forth in Section 7(b) is deemed unreasonably restrictive or unreasonable in any other respect in any court proceeding, Employee and Employer agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented.

         8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) Employee acknowledges that the discharge of Employee's duties under this Agreement will necessarily involve his access to Confidential Information. Employee acknowledges that the unauthorized use by him or disclosure by him of such Confidential Information to third parties might cause irreparable damage to Employer and Employer's business. Accordingly, Employee agrees that at all times after the date hereof he will not copy, publish, disclose, divulge to or discuss with any third party nor use for his own benefit or that of others, without the prior express written consent of the Board, except in the normal conduct of his duties under this Agreement, any Confidential Information, it being understood and acknowledged by Employee that all Confidential Information created, compiled or obtained by Employee or Employer, or furnished to Employee by any person while Employee is associated with Employer remains its exclusive property.

                  (b) Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, and whether such termination is by Employer or Employee, Employee agrees to return and surrender to Employer all Confidential Information in any manner in his control or possession, as well as all other Employer property.

         9. REMEDIES INADEQUATE.

                  (a) Employee acknowledges that the services to be rendered by him to Employer as contemplated by this Agreement are special, unique and of extraordinary character. Employee expressly agrees and understand that the remedy at law for any breach by him of Section 7 or 8 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon

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         adequate proof of Employee's violation of any legally enforceable provision of Section 7 or 8, Employer shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce the provisions of any of
         Section 7, 8 or 9, Employee agrees that he will not raise in such proceedings any defense that there is an adequate remedy at law, and Employee hereby waives any such defense. Nothing in this Agreement shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of Section 7 or 8 which may be pursued or availed of by Employer. Without limiting the generality of the immediately preceding sentence, any covenant on Employee's part contained in Section 7 or 8, which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

                  (b) Employee has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under Sections 7, 8 and 9, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

                  (c) The covenants and agreements made by Employee in Sections 7, 8 and 9 shall survive full payment by Employer to Employee of the amounts to which Employee is entitled under this Agreement, the expiration of the Employment Period and this Agreement.

         10. RIGHTS. Employee acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Employee may conceive of, suggest, make, invent, develop or implement, during the course of his service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of Employer or to the general industry of which Employer is a part, as shall all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or applications therefor) and similar protections therein (all of the foregoing referred to as "Work Product"), shall be the sole, exclusive and absolute property of Employer. All Work Product shall be deemed to be works for hire, and to the extent that any Work Product may not constitute a work for hire, Employee hereby assigns to Employer all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Employer may desire to obtain. Employee will immediately disclose all Work Product to Employer and agrees, at any time, upon Employer's request and without additional compensation, to execute any documents and otherwise to cooperate with Employer respecting the perfection of its right, title and interest in, to and under such Work Product, and in nay litigation or controversy in connection therewith, all expenses incident thereto to be borne by Employer.

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         11. ASSIGNMENT OF EMPLOYEE'S RIGHTS. In no event shall Employer be obligated to make any payment under this Agreement to any assignee or creditor of Employee. Prior to the time of payment under this Agreement, neither Employee nor his legal representative shall have any right by way of anticipation or otherwise dispose of any interest under this Agreement.

         12. EMPLOYER'S OBLIGATIONS UNFUNDED. Except as to any benefits that may be required to be funded under any benefit plan of Employer pursuant to law or pursuant to other agreements and which are not for the sole benefit of Employee, the obligations of Employer under this Agreement are not funded and Employer shall not be required to set aside or deposit in escrow any monies in advance of the due date for payment thereof to Employee.

         13. NOTICES. Any notice to be given hereunder by Employer to Employee shall be deemed to be given if delivered to Employee in person, or if mailed to Employee, by certified mail, postage prepaid, return receipt requested, at his address last known on the records of Employer, and any notice to be given by Employee to Employer shall be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested, to the Chairman of the Board of Employer at Employer's offices in Akron, Ohio, unless Employee or Employer shall have duly notified the other parties in writing of a change of address. If mailed, such notice shall be deemed to have been given when deposited in the mail as set forth above.

         14. AMENDMENTS. This Agreement shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties hereto.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties. The parties are not relying on any other representation, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Employee and Employer.

         16. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof. References to "termination of employment," "termination of Employee," "termination of this Agreement," "termination of the Employment Period," "resigns" and any other terms of similar meaning shall all be deemed equivalent.

         17. BINDING EFFECT; STOCKHOLDER APPROVAL. The rights and obligations of Employer hereunder shall inure to the benefit of, and shall be binding upon, Employer and its successors and assigns, and the rights and obligations of Employee hereunder shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate. Prior to the payment of the Bonus Compensation, Incentive Compensation or Market Cap Bonus, such compensation must be approved by Employer's stockholders in accordance with
Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Employer hereby represents that a "Section 162(m) Performance-Based Bonus Plan" was approved by its stockholders at Employer's September 1997 stockholders meeting.

         18. SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision shall be binding and enforceable to the extent enforceable in any jurisdiction.

         19. GOVERNING LAW AND VENUE. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Ohio. Any and all actions brought arising out of, or based in whole or in part upon this Agreement or the employment relationship, shall be brought in either a federal or state court sitting in the State of Ohio, specifically and exclusively in either the Cuyahoga County Court of Common Pleas sitting in Cleveland, Ohio, the Summit County Court of Common Pleas sitting in Akron, Ohio, or the Federal District Court for the Northern District of Ohio, Eastern Division, and the parties consent to jurisdiction thereof.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written, effective the Effective Date.

                                   EMPLOYER:

                                   TELXON CORPORATION


                                   By: /s/ Raj Reddy
                                       -------------------------------------
                                       Dr. Raj Reddy, Chairman of the
                                        Board of Directors

                                   EMPLOYEE:

                                   /s/ Frank E. Brick
                                   -----------------------------------------
                                   Frank E. Brick

                                    EXHIBIT A
                              EMPLOYMENT AGREEMENT
                        FRANK E. BRICK/TELXON CORPORATION

                                   DEFINITIONS



         "Approved Change in Control" of Employer shall mean a change in control of Employer of a nature which would be required to be reported in response to
Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the transaction causing such a change shall have been approved by the affirmative vote of at least a majority of the Continuing Directors. Without limitation, such an Approved Change in Control shall be deemed to have occurred at such time as: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifteen percent (15%) or more of the combined voting power of Employer's Voting Securities; (ii) liquidation of all or substantially all of the assets of Employer, or any merger, consolidation, or reorganization to which Employer is a party and as the result of which Employer's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors; or (iii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Employer's Board of Directors.

         "Average Share Value" shall have the meaning defined in Section
3(e)(i).

         "Base Salary" shall have the meaning defined in Section 3(a)(i).

         "Board" shall have the meaning defined in Section 2(a).

         "Bonus Compensation" shall have the meaning defined in Section 3(b)(i).

         "Budget" shall mean for each fiscal year, Employer's management budget presented to and approved by the Board for the fiscal year in question.

         "Code" shall have the meaning defined in Section 6.

         "Confidential Information" means all information or trade secrets of any type or description belonging to Employer which are proprietary and confidential to Employer and which are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, employee lists, vendor lists, business partner or alliances lists manufacturing methods or processes, product research or engineering data, drawings, designs, schematics, flow charts, computer programs, program decks, routines, subroutines, translators, compilers, operating systems, object and source codes, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by Employee during Employee's employment by Employer relating to any of the foregoing.

         "Continuing Directors" shall mean and include the persons constituting Employer's Board of Directors as of the date of this Agreement, and any person who becomes a director of Employer subsequent to the date hereof whose election, or nomination for election by Employer's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director or of the inclusion of such person in such Proxy Statement as such a nominee, in any case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee).

         "Demotion" shall have the meaning defined in Section 4(c).

         "Employment Period" shall have the meaning defined in Section 1.

         "Excessive parachute payment" shall have the meaning defined in Section 6.

         "Incentive Compensation" shall have the meaning defined in Section 3(c)(i).

         "Voting Securities" shall mean Employer's outstanding securities ordinarily having the right to vote at elections of directors.

         "Market Cap Bonus" shall have the meaning defined in Section 3(e)(i).

         "Operating Earnings" shall be generally defined as operating earnings before interest and taxes and excluding capital and extraordinary gains and losses, and after accrual for all executive bonuses including Employee's Bonus Compensation under Section 3(b) and Incentive Compensation under Section 3(c).

         "Options" shall have the meaning defined in Section 3(d)(i).

         "Shares" shall have the meaning defined in Section 3(d)(i).

         "Un-Approved Change in Control" of Employer shall mean a change in control of Employer of a nature which would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the transaction causing such a change shall not have been approved by the affirmative vote of at least a majority of the Continuing Directors. Without limitation, such an Un-Approved Change in Control shall be deemed to have occurred at such time as: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifteen percent (15%) or more of the combined voting power of

Employer's Voting Securities; (ii) liquidation of all or substantially all of the assets of Employer, or any merger, consolidation, or reorganization to which Employer is a party and as the result of which Employer's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors; or (iii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Employer's Board of Directors.

         "Work Product" shall have the meaning defined in Section 10.


                                        3